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F O R    I M M E D I A T E    R E L E A S E

                                 PRESS RELEASE

                                                   January 16, 1996
                                                   For more information contact:
                                                   Erin Ibele     (419) 247-2800
                                                   Robert Pruger  (419) 247-2800


                   HEALTH CARE REIT, INC. ANNOUNCES DIVIDEND

             Toledo, Ohio, January 16, 1996. . . . The Directors of Health Care
REIT, Inc. (NYSE/HCN) voted to pay a quarterly cash dividend of $.52 per share. The dividend will be payable February 20, 1996 to shareholders of record on February 2, 1996. This will be the REIT's 99th consecutive dividend distribution.

             Health Care REIT, Inc. is a real estate investment trust which invests in health care facilities, primarily nursing homes, assisted living and retirement facilities. The Company also invests in specialty care hospitals and primary care facilities.





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